UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

January 24, 2011

Date of Report (Date of earliest event reported)

General Growth Properties, Inc. (f/k/a New GGP, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	1-34948	27-2963337
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

110 N. Wacker Drive, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(312) 960-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2011, Mr. Sandeep Mathrani was appointed to the board of directors of General Growth Properties, Inc. (the “Company”).  As previously reported, Mr. Mathrani agreed to serve as the Company’s Chief Executive Officer commencing on January 17, 2011.  Under the terms of his employment agreement with the Company, the terms of which were previously disclosed, the Company is required to nominate Mr. Mathrani to serve on the Company’s board of directors for as long as he serves as the Company’s Chief Executive Officer.

Prior to joining the Company, Mr. Mathrani, 48, was the President of Retail for Vornado Realty Trust and was responsible for all of its U.S. Retail Real Estate and India Operations.  Vornado Realty Trust is one of the largest Real Estate Investment Trusts in the country, with a total capitalization of over $31 billion. The Retail division consists of over 200 owned and/or managed properties located in twenty-one states and Puerto Rico, totaling over 31 million square feet. A real estate industry veteran with over 20 years of experience, Mr. Mathrani joined Vornado in February 2002 after having spent eight years with Forest City Ratner, where he was Executive Vice President responsible for that company’s retail development and related leasing in the New York City metropolitan area.  Mr. Mathrani holds a Master of Engineering, Master of Management Science, and Bachelor of Engineering from Stevens Institute of Technology.

Other than as set forth in Mr. Mathrani’s previously disclosed employment agreement, there are (1) no arrangements or understandings between Mr. Mathrani and any other person pursuant to which Mr. Mathrani was appointed to the board of directors, and (2) no transactions between Mr. Mathrani and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL GROWTH PROPERTIES, INC.

/s/ Edmund Hoyt
Name:	Edmund Hoyt
Title:	Senior Vice President and Chief
Accounting Officer

Date: January 26, 2011